Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

The Board of Directors of Precision Drilling Corporation

We consent to the use of our report dated March 6, 2026 on the consolidated financial statements of Precision Drilling Corporation (the “Corporation”) which comprise the consolidated statement of financial position as at December 31, 2025 and December 31, 2024, the related consolidated statements of net earnings, comprehensive income (loss), changes in equity and cash flows for each of the years then ended, and the related notes (collectively the “consolidated financial statements”), and our report dated March 6, 2026 on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2025, each of which is included in the Annual Report on Form 40-F of the Corporation for the fiscal year ended December 31, 2025.

We also consent to the incorporation by reference of such reports in the Registration Statements (Nos. 333-167614, 333-194966, 333-189046, 333-189045, 333-221226, 333-276158, 333-283938) on Forms S-8 of Precision Drilling Corporation.

/s/ KPMG LLP

Chartered Professional Accountants

Calgary, Canada
March 9, 2026